Exhibit 1



FOR IMMEDIATE RELEASE
August 31, 1999

TYCO HEALTHCARE GROUP GRANTS ALARIS MEDICAL A PAID-UP LICENSE;
COMPANIES SETTLE PATENT LITIGATION


MANSFIELD, MA AND SAN DIEGO, CA, August 31, 1999 - Tyco Healthcare Group LP and ALARIS Medical, Inc.(NASDAQ:ALRS) today reported that they have entered into an agreement under which Tyco Healthcare Group LP grants ALARIS Medical a paid-up license to certain patents. The agreement also settles a patent infringement lawsuit relating to disposable probe covers for use with the Company's infrared tympanic thermometers.

The lawsuit was filed in 1996 by Sherwood Medical Company, which is now a unit of Tyco Healthcare Group. Terms of the settlement were not disclosed.

ALARIS Medical CEO William J. Mercer said, "We are pleased to have this action behind us and to have the license to use this technology in the future. This settlement eliminates any possibility of disruption of supply to our customers and strengthens an important ALARIS Medical franchise product going forward."

ALARIS indicated that a portion of the settlement will be treated as a prepaid license with the remainder being taken in the third quarter against previously established reserves. Under the agreement, ALARIS Medical will not be required to pay any future royalties on patents covered by the agreement.

ALARIS Medical, Inc., through its operating company, ALARIS Medical Systems, Inc., is known for its IMED(R) and IVAC(R) brand names of intravenous infusion therapy systems and Instromedix(R) cardiac event recorders and pacemaker follow-up systems. The Company's principal line of business is the design, manufacture and marketing of intravenous infusion therapy products, patient monitoring instruments and related disposables. The Company's products are distributed to more than 120 countries worldwide. In addition to its San Diego world headquarters and manufacturing facility, the Company also operates manufacturing facilities in Creedmoor, NC; Basingstoke, Hampshire, UK; and Tijuana, Mexico. Additional information on ALARIS Medical can be found at www.alarismed.com

Tyco Healthcare Group LP manufactures and sells a broad range of medical supplies and innovative instruments to the medical community worldwide. Tyco Healthcare's GENIUS(R) tympanic thermometer is part of a complete line of thermometry products offered through the Kendall operating unit. For additional information, contact Kendall's website at kendallhq.com.






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This news release  contains forward-looking  statements which are based largely upon the Company's expectations for demand and acceptance of new and existing products, technologies and opportunities, regulatory approvals and market and industry segment growth. Actual results could vary materially from these expected results due to a variety of factors, including, without limitation,
changes  in  the  market,   competition,  government   regulation  and  foreign
operations. Such risk factors are detailed in the Securities and Exchange Commission filings of ALARIS Medical, Inc. including Form 10-K for the year ended December 31, 1998.













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